Exhibit 99.1

ACHILLION REPORTS SECOND QUARTER AND

SIX MONTH 2014 FINANCIAL RESULTS

NEW HAVEN, Conn. (August 7, 2014) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and six months ended June 30, 2014 and provided an update on the Company’s portfolio of clinical stage compounds being developed for the treatment of the hepatitis C virus (HCV).

For the second quarter of 2014, Achillion reported a net loss of $15.7 million or $0.16 per share, compared with a net loss of $19.9 million or $0.21 per share for the second quarter of 2013. Cash, cash equivalents, marketable securities, and interest receivable as of June 30, 2014 were $132.2 million.

“We are very pleased with the continued progress being made with our HCV portfolio. In our Phase 1 trial of ACH-3422, a proprietary uridine-analog nucleotide inhibitor, we continue to evaluate escalating doses and to date have observed a good safety profile following 14 days of exposure with 50 mg and 150 mg in healthy subjects. We remain on track to report proof-of-concept results in the fall,” commented Milind Deshpande, Ph.D., President and Chief Executive Officer of Achillion. “Furthermore, we are continuing to evaluate ACH-3102, a second-generation NS5A inhibitor, with sofosbuvir in a Phase 2 study for patients with treatment-naïve genotype 1 HCV. At this time, all patients have completed eight weeks of therapy and we look forward to reporting SVR4 results in the coming weeks. We believe this proxy study utilizing sofosbuvir will provide valuable insight into future combination studies with our proprietary nucleotide, ACH-3422, plus ACH-3102, both with and without a protease inhibitor.”

Dr. Deshpande further commented, “We remain committed to our goal of initiating a Phase 2 trial by the end of 2014, pending regulatory approval, which will evaluate ACH-3422 in combination with ACH-3102 for patients with chronic HCV for treatment durations of eight weeks or less. We also remain confident that our strong balance sheet will fund our operations into 2016.”

Second Quarter Results

For the three months ended June 30, 2014, Achillion reported a net loss of $15.7 million compared with a net loss of $19.9 million during the same period of 2013. The Company recognized no revenues for the three months ended June 30, 2014 nor any during the same period in 2013.

Research and development expenses were $12.2 million for the three months ended June 30, 2014, compared with $16.6 million for the same period of 2013. Research and development expenses decreased primarily due to decreased clinical trial and manufacturing costs related to combination clinical trials of sovaprevir and ACH-3102, partially offset by increased preclinical, manufacturing and clinical costs related to ACH-3422 and ACH-3102 combination trials with ACH-2684 and sofosbuvir, as well as increased outsourced research and consulting fees. Additionally, manufacturing costs related to ACH-2684 increased. Personnel costs and non-cash stock compensation also increased primarily due to the addition of personnel in the Company’s development group. For the three months ended June 30, 2014, general and administrative expenses were $3.6 million, compared with $3.5 million incurred during the same period in 2013. The slight increase for the three months ended June 30, 2014 was primarily due to increased corporate legal and insurance fees, partially offset by decreased non-cash stock compensation and consulting fees.

Non-cash stock compensation expense totaled $1.6 million for the second quarter of 2014 as compared with $1.7 million for the second quarter of 2013 and is included in research and development and general and administrative expenses.

Six Month Results

For the six months ended June 30, 2014, Achillion reported a net loss of $31.7 million, the same as the net loss of $31.7 million in the same period in 2013. There were no revenues during the first six months of 2014, and no revenues in the prior year period.

For the six months ended June 30, 2014, research and development expenses totaled $25.0 million, compared with $25.3 million during the same period in 2013. Research and development expenses decreased primarily due to decreased clinical trial and manufacturing costs related to combination clinical trials of sovaprevir and ACH-3102, partially offset by increased preclinical, manufacturing and clinical costs related to ACH-3422 and ACH-3102 combination trials with ACH-2684 and sofosbuvir, as well as increased outsourced research and consulting fees. Additionally, manufacturing costs related to ACH-2684 increased. Personnel costs and non-cash stock compensation also increased primarily due to the addition of personnel in the Company’s development group. General and administrative expenses were $7.0 million for the six months ended June 30, 2014, increased from $6.6 million in the same period in 2013. The increase for the six months ended June 30, 2014 was primarily due to increased corporate legal and insurance fees, partially offset by decreased non-cash stock compensation and consulting fees.

Non-cash stock compensation expense totaled $3.2 million for the six months ended June 30, 2014 as compared with $3.1 million for the same period in 2013, and is included in research and development and general and administrative expenses.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 150 million people are infected with HCV worldwide including more than 5 million people in the United States. Three-fourths of the global HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection.

For information on Achillion’s ongoing clinical trials please visit: http://clinicaltrials.gov

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s discovery, clinical development, and commercial teams have advanced multiple novel product candidates with proven mechanisms of action into studies and toward the market. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the period in which the Company expects to have capital to fund its operations and the availability of such funds to enable achievement of near term clinical objectives; the potential benefits and prospects for Achillion’s portfolio of HCV compounds; the expected efficiency and benefits of Achillion’s clinical trial design approaches; the Company’s goals and plans with respect to advancing compounds into and through clinical development and obtaining data readouts from trials of its compounds; and the commercially competitive position of the Company’s portfolio of drug candidates. Achillion may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “may,” “will,” “would,” and “should” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; advance the preclinical and clinical development of its drug candidates, including ACH-3422, ACH-3102 and sovaprevir, under the timelines it projects in current and future clinical trials; obtain and maintain necessary regulatory approvals; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with numerous other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; raise the substantial additional capital needed to achieve its business objectives; and successfully execute on its business strategies. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

In addition, any forward-looking statements in this press release represent Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

Media: Laurie Masonson Ogilvy PR Tel. (917)459-6164 laurie.masonson@ogilvy.com	Investors: Tricia Truehart The Trout Group, LLC Tel. (646) 378-2953 ttruehart@troutgroup.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	12,177	16,568	25,019	25,288
General and administrative	3,589	3,545	6,982	6,619

Total operating expenses	15,766	20,113	32,001	31,907

Loss from operations	(15,766)	(20,113)	(32,001)	(31,907)

Other income (expense):
Interest income	117	185	275	263
Interest expense	(8)	(12)	(19)	(34)
Net loss	$(15,657)	$(19,940)	$(31,745)	$(31,678)

Net loss per share—basic and diluted	$(0.16)	$(0.21)	$(0.33)	$(0.35)

Weighted average shares outstanding—basic and diluted	97,017	96,580	96,905	91,245

Balance Sheets

(Unaudited, in thousands)

	June 30, 2014	December 31, 2013
Cash, cash equivalents, marketable securities and interest receivable	$132,203	$159,104
Working capital	124,383	115,379
Total assets	135,182	162,417
Long-term liabilities	—	56
Total liabilities	9,207	9,459
Total stockholders' equity	125,975	152,958